                                                                    Exhibit 99.1

[HORIZON BANCORP LOGO]
Contact: James H. Foglesong
Chief Financial Officer
Phone: (219) 873-2608
Fax: (219) 874-9280
Date:   July 20, 2004

                              FOR IMMEDIATE RELEASE

                 Horizon Bancorp Announces Year-to-date Earnings
                 -----------------------------------------------

Michigan City, Indiana, (July 20, 2004) - Horizon Bancorp today announced unaudited financial results for the quarter ended June 30, 2004. For the quarter ending June 30, 2004, net income was $1.803 million or $.58 per fully diluted share. This compares to net income of $1.775 million or $.57 per fully diluted share for the same quarter of the prior year. Year to date net income was $3.320 million or $1.06 per fully diluted share compared to net income of $3.499 million or $1.13 per fully diluted share for the first six months of the prior year.

Craig M. Dwight, President and Chief Executive Officer stated, "We are pleased with our financial performance for the first six months of 2004. Despite the decline in residential mortgage loan volume, we were able to grow assets and maintain net income at a level close to the same period of the prior year. Net income for the second quarter exceeds the prior year second quarter. The results are due to the hard work and dedication of our entire team to deliver to our customers exceptional service and sensible advice."

Net interest income for the quarter ended June 30, 2004 was $6.511 million, an increase of $526 thousand or 8.8% over the same period of the prior year. This increase was the result of an increase in average earning assets over the second quarter of 2003 of approximately $85 million and partially offset by a decline in net interest margin of 14 basis points to 3.45%. The growth in average earning assets came primarily in the investment portfolio. In addition, loans are also up from the second quarter of the prior year. A decline in average mortgage warehouse loans from $240.3 million in the second quarter of the prior year to an average of $167.2 million in the second quarter of 2004, was more than offset by increases in all other lending categories. The increase in the investment portfolio was at lower yields, which caused a decline in net interest margin but had a positive impact on net interest income.

Non-interest income declined $588 thousand from the second quarter of 2003. This decrease relates primarily to a decrease in gains from the sale of mortgage loans into the secondary market. During the second quarter of 2004 the gain on sale of mortgage loans totaled $395 thousand on the sale of approximately $23.7 million of mortgage loans. This compares to a gain of $1.190 million on the sale of approximately $61.2 million of mortgage loans in the second quarter of 2003. The decline in the volume of loans sold is in line with the decline in mortgage refinance activity.

Non-interest expense increased $148 thousand or 2.4% from the second quarter of 2003. The increase relates to staffing and facility expense for new offices opened during the second half of 2003, which were partially offset by cost containment efforts.

                                    - MORE -

Pg. 2 Cont. Horizon's Year-to-date Earnings

At June 30, 2004, Horizon's total assets were $806 million compared to $757 million at December 31, 2003. Total net loans were $510 million at June 30, 2004 compared to $441 million at December 31, 2002. The growth in loans came in all lending categories, especially consumer auto and home equity loans and commercial real estate. Mortgage warehouse loans, while showing an increase from December 31, 2003, averaged less than for the same quarter of the prior year as discussed above.

Horizon's allowance for loan losses at June 30, 2004 was $7.0 million, or 1.35% of gross loans, compared to $6.9 million or 1.54% at December 31, 2003. Non-performing assets at June 30, 2004 were $1.5 million, or 0.29% of gross loans, compared to $1.9 million or .42% at December 31, 2003. The reduction occurred primarily in residential real estate loans.

Total deposits were $593 million at June 30, 2004, an increase of $47 million from December 31, 2003. Core deposits increased to $402.8 million at June 30, 2004, from $395.8 million at December 31, 2003. The growth in core deposits came primarily in money market accounts. Much of the overall growth in deposits came in short-term brokered CDs acquired to fund the mortgage warehouse activity during the quarter.

Book value per common share at June 30, 2004 was $15.13 compared to $15.07 at December 31, 2003. The change in stockholders' equity during the six months ended June 30, 2004 is the result of net income, net of dividends declared, a decrease in the market value of investment securities available for sale and the exercise of stock options.

Horizon Bancorp is a locally owned, independent, bank holding company serving northern Indiana and southern Michigan. Horizon offers banking, insurance, investment and trust services from offices located in Michigan City, LaPorte, Wanatah, Chesterton, Portage, Valparaiso, Elkhart and Merrillville, Indiana, and St. Joseph, Michigan and provides mortgage-banking services throughout the Midwest. Horizon Bancorp may be reached on the World Wide Web at www.accesshorizon.com. Its common stock is traded on the NASDAQ SmallCap Market under the symbol HBNC.

Statements in this press release which express "belief," "intention," "expectation," and similar expressions, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company's management, as well as assumptions made by, and information currently available to, such management. Such statements are inherently uncertain and there can be no assurance that the underlying assumptions will prove to be accurate. Actual results could differ materially from those contemplated by the forward-looking statements. Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

         Contact:   Horizon Bancorp
                    James H. Foglesong
                    Chief Financial Officer
                    (219) 873 - 2608
                    Fax: (219) 874-9280

                                      # # #

                                 HORIZON BANCORP
                 (In thousands except per share data and ratios)

                                                        At             At
                                                     June 30,      December 31,
                                                       2004           2003
                                                       ----           ----
SELECTED FINANCIAL DATE:

Total assets                                         $805,907       $757,443
Cash and cash equivalents                              20,843         45,464
Investment securities available for sale              219,501        215,695
Loans held for sale                                     1,910          8,213
Loans, net                                            510,487        440,809
Deposits                                              592,939        546,168
Total borrowings                                      162,111        158,585
Total equity                                           45,292         46,223

CAPITAL RATIOS (BANK ONLY):
  Total capital to risk weighted assets                 13.14%         15.22%
  Tier 1 capital to risk weighted assets                11.89%         13.97%
  Tier 1 capital to average assets                       7.19%          7.90%

ASSET QUALITY RATIOS:
  Nonperforming loans to total loans                     0.29%          0.42%
  Allowance for loan losses to nonperforming loans     461.77%        367.11%
  Allowance for loan losses to total loans               1.35%          1.54%

                                                          Three Months          Six Months
                                                         Ended June 30,       Ended June 30,
                                                      ----------------------------------------
                                                        2004       2003       2004       2003
                                                        ----       ----       ----       ----
SELECTED OPERATING DATA:

Total interest income                                 $10,774    $10,260    $20,605    $20,439
Total interest expense                                  4,263      4,275      8,505      8,569
                                                      -------    -------    -------    -------
Net interest income                                     6,511      5,985     12,100     11,870
Provision for loan losses                                 228        375        474        750
                                                      -------    -------    -------    -------
Net interest income after provision for loan losses     6,283      5,610     11,626     11,120
                                                      -------    -------    -------    -------
Noninterest income:
  Service charges on deposit accounts                     745        706      1,501      1,430
  Fiduciary activities                                    697        632      1,335      1,188
  Gain on sale of loans                                   395      1,190        943      2,211
  Other noninterest income                                633        530      1,386      1,018
                                                      -------    -------    -------    -------
Total noninterest income                                2,470      3,058      5,165      5,847
                                                      -------    -------    -------    -------
Noninterest expense:
  Salaries and employee benefits                        3,557      3,455      6,935      6,704
  Other noninterest expense                             2,746      2,700      5,423      5,253
                                                      -------    -------    -------    -------
Total noninterest expense                               6,303      6,155     12,358     11,957
                                                      -------    -------    -------    -------

Net income before taxes                                 2,450      2,513      4,433      5,010
Income tax expense                                        647        738      1,113      1,511
                                                      -------    -------    -------    -------
Net income                                            $ 1,803    $ 1,775    $ 3,320    $ 3,499
                                                      =======    =======    =======    =======

PERFORMANCE RATIOS:
Diluted earnings per share                            $  0.58    $  0.57    $  1.06    $  1.13
Return on average equity                                15.36%     15.95%     14.02%     15.99%
Net interest margin                                      3.45%      3.58%      3.33%      3.60%